EXHIBIT 5.1


                        William P. Crawford, Jr., Esquire
                  Executive Vice President and General Counsel



                                                    July 21, 2003


The South Financial Group, Inc.
102 South Main Street
Greenville, South Carolina  29601

MountainBank Financial Corporation
201 Wren Drive
Hendersonville, NC 28792

         RE: Registration Statement on Form S-4 with respect to 6,889,803 shares of The South Financial Group, Inc. Common Stock

Gentlemen/Ladies:

         The opinions set forth herein are rendered with respect to the 6,889,803 shares, $1.00 par value per share, of the Common Stock (the "Common Stock") of The South Financial Group, Inc., a South Carolina corporation (the "Company"), which may be issued by the Company in connection with its acquisition of MountainBank Financial Corporation ("MBFC"), all as set forth in that certain Agreement and Plan of Merger entered into as of May 14, 2003 by and between the Company and MBFC (the "Merger Agreement'). The Common Stock is being registered with the Securities and Exchange Commission by the Company's Registration Statement on Form S-4 (the "Registration Statement") filed on or about July 21, 2003, pursuant to the Securities Act of 1933, as amended.

         I have examined the Company's Articles of Incorporation, as amended, and the Company's Bylaws, as amended, and reviewed the records of the Company's corporate proceedings. I have made such other investigations as I have deemed necessary in order to enable me to render this opinion.

         Based on and subject to the comments, limitations and qualifications set forth herein, I am of the opinion that the shares of Common Stock to be sold pursuant to the Registration Statement will, when issued to the MBFC shareholders in accordance with the Merger Agreement, be legally and validly issued and fully paid and non-assessable.

         The foregoing opinion is limited to matters governed by the laws of the State of South Carolina in force on the date of this letter. I express no opinion with regard to any matter which may be (or purports to be) governed by the laws of any other state or jurisdiction.

         I consent to the use of this opinion as an exhibit to the Registration Statement and consent to being named in the Registration Statement under the heading "LEGAL MATTERS" as passing upon the validity of the Shares.

                                            Very truly yours,

                                            /s/ William P. Crawford, Jr.

                                            William P. Crawford, Jr., Esquire